NORWOOD FINANCIAL CORP.
EXPANDS STOCK REPURCHASE PROGRAM

FOR IMMEDIATE RELEASE

Honesdale, Pennsylvania, November 10, 2011

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp. (the “Company”) (Nasdaq Global Market: NWFL), announced today that the Company had increased the number of shares, which may be repurchased under its open-market stock repurchase program to 5% of its currently outstanding shares of common stock (or approximately 164,000 shares).  Such stock purchases will be made from time to time in the open market based upon stock availability, price and the Company’s financial performance. It is anticipated that such purchases will be made during the next twelve months, although no assurance may be given when such purchases will be made or the total number of shares that will be purchased. The repurchased stock could offset some of the potentially dilutive effects of the Company’s stock-based benefit plans and would also be available for general corporate use.  As originally announced on March 19, 2008, the repurchase program provided for the repurchase of 5% of the shares then outstanding (approximately 137,000 shares) of which 112,000 shares remained available.  Since the original announcement of the repurchase program, the Company has issued over 500,000 additional shares in connection with its acquisition of North Penn Bancorp, Inc.  In view of this increase in outstanding shares, the Board of Directors determined that it was appropriate to increase the number of shares authorized for repurchase under the program.

Lewis J. Critelli, President and Chief Executive Officer noted, “We believe that at the current price levels, the purchase of our own stock is an appropriate use of our capital which will enhance the long-term value of our stock for our remaining shareholders. This is a clear demonstration of the confidence the Board has in Norwood Financial Corp.”

Norwood Financial Corp. through its subsidiary, Wayne Bank, operates sixteen offices in Wayne, Pike, Monroe and Lackawanna Counties, Pennsylvania. As of September 30, 2011, Norwood Financial Corp had total assets of $678.9 million, loans outstanding of $454.8 million, deposits of $526.5 million and total stockholders’ equity of $86.9 million.

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about our plans, objectives, expectations, and intentions and other statements contained in the press release that are not historical facts.

When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. We do not undertake to update any forward-looking statement that may be made by the Company from time to time.

Contact:	William S. Lance
Senior Vice President & Chief Financial Officer
NORWOOD FINANCIAL CORP
570-253-8505
www.waynebank.com